UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 26, 2011
BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)
New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120

(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880

(Address of Principal Executive Offices)	(Zip Code)
(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers
On July 26, 2011, Becton, Dickinson and Company (“BD”) announced that Vincent A. Forlenza has been elected Chief Executive Officer and President of BD, and as a member of the BD Board of Directors, effective October 1, 2011. Also effective October 1, 2011, Edward J. Ludwig, BD’s current Chairman and Chief Executive Officer, will serve as executive Chairman of the Board, and will serve in that capacity through June 2012.
A copy of the press release regarding Mr. Forlenza’s election is furnished as Exhibit 99.1 to this report.
Mr. Forlenza, 58, has served as BD’s President since January 2009, and added the additional title of Chief Operating Officer in July 2010. Prior to becoming President, Mr. Forlenza served as Executive Vice President from June 2006 to January 2009.
In connection with his election, Mr. Forlenza’s annual salary will increase to $900,000, effective October 1, 2011, and his target annual incentive award for fiscal year 2012 will increase to 120%.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On July 26, 2011, the Board of Directors of BD amended BD’s By-Laws to: (i) authorize the chairman to adjourn a shareholders meeting if a quorum is not present, (ii) provide for majority voting with respect to the election of directors, (iii) reflect the change in name of the Corporate and Scientific Affairs Committee to the Science, Technology and Innovation Committee, (iv) authorize the issuance of uncertificated shares of stock, (v) provide that any elimination or amendment to the indemnification provisions in the By-Laws would not affect any rights to indemnification arising prior to such elimination or amendment; and (vi) revise provisions relating to the setting of record dates for shareholder action by written consent. Certain other clarifying changes were also made to the By-Laws. A copy of BD’s By-Laws as amended as of July 26, 2011 is filed as Exhibit 3.1 to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 3.1	By-laws, as amended as of July 26, 2011
Exhibit 99.1	Press release dated July 26, 2011, which is furnished pursuant to Item 5.02

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY (Registrant)
By:	/s/ Gary DeFazio
Gary DeFazio
Vice President and Corporate Secretary

Date: July 29, 2011

Exhibit Index

3.1	By-laws, as amended as of July 26, 2011
99.1	Press release dated July 26, 2011, which is furnished pursuant to Item 5.02